EXHIBIT 23(a)






                  CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Columbus Energy Corp. of Form S-3 (File No. 1-9872) of our report dated February 9, 1996, on our audits of the consolidated financial statements of Columbus Energy Corp. as of November 30, 1995 and 1994, and for each of the three years in the period ended November 30, 1995, which report is included in the Columbus Energy Corp. 1995 Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts".



Coopers & Lybrand L.L.P.
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COOPERS & LYBRAND L.L.P.

Denver, Colorado
April 24, 1996